June 30, 1999



CNL APF Partners, LP
400 East South Street, Suite 500
Orlando, FL 32801
attn:  Brent Heaton

     Re: Credit Assignment, the Waivers Agreement, and the execution of the Interim Note, the Consolidated Note, the Equipment Commitment, the Debt Commitment, and any and all documents necessary to effectuate the terms of the Equipment Commitment and the Debt Commitment, all as defined herein.

To Whom It May Concern:

     We are aware that DenAmerica Corp., Inc. ("DenAmerica"), entered into financing arrangements under (i) that certain Amended and Restated Credit Agreement dated as of July 3, 1996 (the "BP Agreement") with certain "Banks" named therein, including Banque Paribas (now known as Paribas, ("Paribas")), also as "Agent" under such BP Agreement (as amended, restated, supplemented or otherwise modified to the date hereof), and (ii) all the related Loan Documents (as such term is defined in the BP Agreement) (the BP Agreement and the Loan Documents herein collectively, the "Credit Agreement"). It is our understanding that in connection with an interim refinancing the parties to the Credit Agreement shall on or about June 30, 1999, assign certain rights and obligations of the "Agent" and the "Banks" under the Credit Agreement to APF and APF shall as of such date, accept such assignment, in accordance with the terms and conditions of that certain Omnibus Agreement dated as of June 30, 1999, by and among the parties to the Credit Agreement and APF, which assignment of the Credit Agreement shall after giving effect thereto, is herein sometimes referred to as the "Credit Assignment". Further, APF will concurrently therewith fund certain additional monies to DenAmerica as evidenced by that certain Interim Balloon Promissory Note dated June 30, 1999 from DenAmerica to APF in the original principal amount of $5,439,155.97 (the "Interim Note"), which Interim Note will be consolidated with the notes evidencing the indebtedness outstanding under the Credit Agreement and that certain Promissory Note dated effective as of June 30, 1998 in the original principal amount of $2,200,000.00 by DenAmerica to APF, all of which notes shall be consolidated into that certain Consolidated Interim Balloon Promissory Note dated June 30, 1999 from DenAmerica to APF in the original principal amount of $22,300,000.00 (the "Consolidated Note") in accordance with the terms and conditions of that certain Waivers and Agreement to Amend and Restate dated as of the date hereof by and between DenAmerica, DenAm, Inc. ("DenAm"), and Black-Eyed Pea, U.S.A., Inc. ("BEP") and APF ("Waivers Agreement").

     Furthermore, it is the express intent of APF, DenAmerica, BEP, and DenAm, to enter into certain further transactions in order to amend and restate the Consolidated Note and the financing of DenAmerica's (and certain of its affiliates) outstanding obligations under the Credit Agreement and other financing arrangements by and among DenAmerica (or certain of its affiliates) and APF




(and certain of its affiliates) in accordance with the terms and provisions of that certain commitment letter by CNL Fund Advisors, Inc. to DenAmerica dated April 14, 1999, as assigned to APF and amended by that certain amendment dated as of June 30, 1999 (the "Equipment Commitment") and that certain commitment letter by CNL Financial Services, Inc. to DenAmerica dated April 14, 1999, as assigned to APF and amended by that certain amendment dated as of June 30, 1999 (the "Debt Commitment") (which further transactions, herein are sometimes collectively referred to as "Phase Two").

     In order to allow DenAmerica to proceed with the execution of the Omnibus Agreement, the Credit Assignment, the Consolidated Note, the Interim Note, the Equipment Commitment, the Debt Commitment, and any and all documents necessary to effectuate the terms of the Equipment Commitment and the Debt Commitment, we do hereby:

     (a) acknowledge and to the extent required, if any, approve and consent to the Credit Assignment, the Waivers Agreement, and the execution of the Interim Note, the Consolidated Note, the Equipment Commitment, the Debt Commitment, and any and all documents necessary to effectuate the terms of the Equipment Commitment and the Debt Commitment and confirm that we have no set-off rights or claims against DenAmerica, BEP, DenAm, or APF in connection therewith, and to the extent any such rights exist we hereby waive the same;

     (b) acknowledge and waive all outstanding defaults under (i) the Series B 13% Subordinated Note due March 29, 2003 in the original principal amount of $11,196,000.00, executed by DenAmerica in favor of Jack M. Lloyd and Cathy
L. Lloyd, and (ii) Series B 13% Subordinated Note due March 29, 2003 in the original principal amount of $5,598,000.00 executed by DenAmerica in favor of William J. Howard and Aileen W. Howard (together the "Series B Notes"); and

     (c) acknowledge and conditionally agree (to the extent required, if any) that any and all rights, remedies and restrictions set forth in the Series B Notes, including without limitation the restriction against transfer of the Series B Notes and the restrictions against the change in control of DenAmerica, upon closing of Phase Two will be made available to CNL Growth Corp., a Florida corporation, on a pari passu basis with us, under that certain (i) Promissory Note (Subordinated) dated September 30, 1997 from DenAmerica to and in favor of CNL Growth Corp. in the original principal amount of $7,700,000.00, and (ii) 5-Year 5% Convertible Redeemable Debenture from DenAmerica to and in favor of CNL Growth Corp. in the original principal amount of $4,400,000.00. This agreement set forth in this paragraph (c) is conditioned on the closing of Phase Two, which includes among other things the assignment to us and CNL Growth Corp. of the excess collateral held by APF as a result of the Credit Assignment which is not a part of the property to serve as collateral for the Equipment Commitment and the Debt Commitment.

     We are aware that the execution of this letter is a condition to (i) the Credit Assignment, (ii) the lending of the monies evidenced by the Interim Note, (iii) the Waivers Agreement, and (v) the execution of the Consolidated Note, the Equipment Commitment, the Debt Commitment, and




any and all documents necessary to effectuate the terms of the Equipment Commitment and the Debt Commitment. We also agree that the provisions of this letter shall inure to the benefit of DenAmerica, BEP and DenAm and each of their affiliates.

                                        Sincerely,



                                        /s/ Jack M. Lloyd
                                        ---------------------------------
                                        JACK M. LLOYD



                                        /s/ Cathy L. Lloyd
                                        ---------------------------------
                                        CATHY L. LLOYD



                                        /s/ William J. Howard
                                        ---------------------------------
                                        WILLIAM J. HOWARD



                                        /s/ Aileen W. Howard
                                        ---------------------------------
                                        AILEEN W. HOWARD






Agreed to and acknowledged this 30th
day of June, 1999 by:


CNL APF PARTNERS, LP, a Delaware limited partnership


BY:  CNL APF GP Corp., a Delaware
     corporation, as general partner


     By: /s/ John T. Walker
         -------------------------------------------
         John T. Walker, Executive Vice President